Exhibit 99.1

Hillenbrand Reports Record-High Quarterly Revenue and Affirms Full-Year Guidance

•   Revenue grew 53% to $399 million

•   Process Equipment group and Batesville achieve attractive growth

BATESVILLE, Indiana, May 2, 2013 — /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI) reported results for the second quarter ended March 31, 2013. Revenue grew 53% to $399 million compared to the same quarter in 2012, driven by the acquisition of Coperion in December. Process Equipment Group revenue increased 136% to $227 million, with revenue growth from the acquisition more than offsetting an 18% decrease in the rest of the Process Equipment Group. The decrease was driven by reduced demand for equipment that processes proppants (used in hydraulic fracturing) and potash (used largely in the agricultural industry), as well as a large project that occurred in the prior year. Batesville revenue increased 5% to $171 million. Burial unit volume increased as estimated North American deaths reached a record high in the month of January.

“We are pleased with the second-quarter performance from Coperion and Batesville,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand. “Our base Process Equipment Group had a tough comparable quarter, with the second quarter of 2012 heavily influenced by steep demand for equipment that processes proppants used in hydraulic fracturing and a large base resins project. We are confident about the long-term growth potential of the Process Equipment Group and are encouraged by the progress made on the planned synergies of the Coperion acquisition.”

Primarily because of acquisition costs related to Coperion, net income decreased 54% to $13 million ($0.20 per diluted share). Adjusted net income was consistent with the prior year at $31 million ($0.49 per diluted share), despite $3 million of additional recurring amortization related to Coperion and $1 million related to changes in employee benefits in the prior year that reduced expense. Adjusted EBITDA increased 10% to $64 million.

“We continue to make excellent progress in executing our growth strategy focused on building Hillenbrand into a global diversified industrial company,” said Camp. “Over the past four years, we have utilized the excess cash generated from Batesville to make strategic investments that we believe offer significant growth potential for the Company and our shareholders.”

Guidance

Hillenbrand affirmed guidance provided in early December with estimated full-year revenue of $1.6 billion and adjusted diluted EPS of $1.82 to $1.92. Full-year revenue is estimated to be approximately $1 billion for the Process Equipment Group and $600 million for Batesville.

Conference Call Information

Date/Time:	8:00 a.m. ET, Friday, May 3, 2013
Dial-In for U.S. and Canada:	1-877-853-5642
Dial-In for International:	+1-253-237-1134
Conference call ID number:	72273435
Webcast link:	http://ir.hillenbrand.com (archived through Monday, June 3, 2013)

Replay - Conference Call

Date/Time:	Available until midnight EST, Friday, May 17, 2013
Dial-In for U.S. and Canada:	1-855-859-2056
Dial-In for International:	+1-404-537-3406
Conference call ID number:	72273435

Hillenbrand’s interim financial statements on Form 10-Q are expected to be filed next week with the SEC and will be posted at that time on the company’s website (www.Hillenbrand.com). The document will include additional disclosures required as a result of the January 10, 2013, supplemental indenture whereby certain 100% owned subsidiaries fully and unconditionally, jointly and severally, guarantee our obligations under our 5.50% Notes due 2020. Additional financial information has been included in this press release.

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP financial measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses this information internally and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the company believes these non-GAAP measures provide a higher degree of transparency to the company’s core operations.

EBITDA is defined as consolidated net income less interest income, plus interest expense, income tax expense (benefit), depreciation and amortization. See below for a reconciliation from GAAP operating performance measures to the relevant non-GAAP (adjusted) performance measures.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

Consolidated Statements of Income (Unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net revenue	$398.5	$259.7	$703.7	$491.3
Cost of goods sold	261.9	155.4	456.5	293.3
Gross profit	136.6	104.3	247.2	198.0
Operating expenses	111.0	60.5	197.5	120.8
Operating profit	25.6	43.8	49.7	77.2
Interest expense	6.8	2.8	11.3	5.7
Other income (expense), net	(0.3)	(0.3)	0.6	(0.8)
Income before income taxes	18.5	40.7	39.0	70.7
Income tax expense	5.3	13.3	11.2	12.0
Consolidated net income	13.2	27.4	27.8	58.7
Less: Net income attributable to noncontrolling interests	0.5	—	0.8	—
Net income(1)	$12.7	$27.4	$27.0	$58.7

Net income(1) — per share of common stock:
Basic earnings per share	$0.20	$0.44	$0.43	$0.95
Diluted earnings per share	$0.20	$0.44	$0.43	$0.94
Weighted average shares outstanding — basic	62.7	62.2	62.6	62.1
Weighted average shares outstanding — diluted	63.1	62.6	62.9	62.4

Cash dividends per share	$0.1950	$0.1925	$0.3900	$0.3850

(1) Net income attributable to Hillenbrand

Consolidated Balance Sheets (Unaudited)

(in millions)

	March 31,	September 30,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$40.7	$20.2
Trade receivables, net	188.5	150.7
Unbilled receivables from long-term manufacturing contracts	128.4	—
Inventories	191.3	90.0
Deferred income taxes	33.3	19.6
Other current assets	54.8	24.8
Total current assets	637.0	305.3
Property, plant, and equipment, net	168.3	117.9
Intangible assets, net	573.7	313.9
Goodwill	532.2	303.7
Other assets	52.9	46.7
Total Assets	$1,964.1	$1,087.5

LIABILITIES
Current Liabilities
Trade accounts payable	$175.3	$35.3
Liabilities from long-term manufacturing contracts and advances	78.0	15.9
Current portion of long-term debt	10.0	—
Accrued compensation	24.9	29.3
Deferred income taxes	20.9	0.9
Other current liabilities	125.2	70.4
Total current liabilities	434.3	151.8
Long-term debt	709.6	271.6
Accrued pension and postretirement healthcare	234.9	111.8
Deferred income taxes	32.5	21.7
Other long-term liabilities	39.8	24.3
Total Liabilities	1,451.1	581.2

Commitments and contingencies

EQUITY
Common stock, no par value, 63.1 and 63.2 shares issued, 62.8 and 62.6 shares outstanding, 0.3 and 0.3 shares restricted	—	—
Additional paid-in capital	320.1	321.9
Retained earnings	240.0	238.3
Treasury stock, 0.3 and 0.6 shares	(3.4)	(11.5)
Accumulated other comprehensive loss	(51.0)	(42.4)
Total Hillenbrand Shareholders’ Equity	505.7	506.3
Noncontrolling interests	7.3	—
Total Equity	513.0	506.3

Total Liabilities and Equity	$1,964.1	$1,087.5

Consolidated Statements of Cash Flow (Unaudited)

(in millions)

	Six Months Ended
	March 31,
	2013	2012
Operating Activities
Consolidated net income	$27.8	$58.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	42.9	21.7
Deferred income taxes	(15.9)	(5.8)
Equity in net (gain) loss from affiliates	0.6	(0.4)
Share-based compensation	6.0	6.9
Trade accounts receivable and receivables on long-term manufacturing contracts	(4.6)	(2.3)
Inventories	6.1	(7.5)
Other current assets	(20.3)	(5.7)
Trade accounts payable	0.3	(1.5)
Accrued expenses and other current liabilities	(37.0)	(4.7)
Income taxes payable	13.0	(4.4)
Defined benefit plan funding	(4.3)	(1.2)
Defined benefit plan expense	8.5	6.3
Other, net	(3.4)	—
Net cash provided by operating activities	19.7	60.1

Investing Activities
Capital expenditures	(11.2)	(8.1)
Proceeds on sales of property, plant, and equipment	1.1	—
Proceeds from sales of investments	1.8	—
Acquisition of business, net of cash acquired	(415.6)	—
Net cash used in investing activities	(423.9)	(8.1)

Financing Activities
Proceeds from term loan	200.0	—
Repayments on term loan	(5.0)	—
Proceeds from revolving credit facilities, net of financing costs	576.7	—
Repayments on revolving credit facilities	(323.0)	(84.0)
Payment of dividends on common stock	(24.3)	(23.8)
Other, net	(0.4)	—
Net cash provided by (used in) financing activities	424.0	(107.8)

Effect of exchange rates on cash and cash equivalents	0.7	0.4

Net cash flow	20.5	(55.4)

Cash and cash equivalents
At beginning of period	20.2	115.5
At end of period	$40.7	$60.1

Cash provided by operating activities decreased $40.4 in the first six months of fiscal year 2013 compared to the same period in the prior year.  The decrease in cash provided by operating activities was primarily the result of a significant increase in the working capital at Coperion as investments were made to finance Coperion customer projects in process.  Certain projects underway have payment schedules where a large portion of the cash will be received in later stages of manufacturing.  The terms of these deposits and progress payments vary greatly among industries and geographies.

Working capital requirements for Coperion range from an optimal negative working capital position, where cash received from customers is more heavily weighted toward the beginning of the project, to our current position where a larger portion of the cash will be received in later stages of manufacturing.  We expect working capital may fluctuate in the future due to the mix of customer projects in process at any point in time; however, we believe it is unlikely that further significant working capital investments will be required for the remainder of fiscal year 2013.

The decrease in cash provided by operating activities was also due to $10.7 of business acquisition costs related to Coperion and $5.0 related to antitrust litigation.

Cash used in investing activities in the first six months of fiscal year 2013 was $415.8 greater than the same period in the prior year due to the acquisition of Coperion.

Cash provided by financing activities in the first six months of fiscal year 2013 was $424.0, compared to a total of $107.8 cash used for financing activities in the same period in the prior year.  Net borrowings in the first six months of fiscal year 2013 were related to the acquisition of Coperion, including net borrowings on the new term loan of $195.0 and net borrowings on the revolving credit facility of $253.7.

Consolidated Results

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Consolidated revenue grew $138.8 (53.4%).  Foreign currency exchange rates did not have a material impact on revenue.

•                  Process Equipment Group’s revenue increased $131.2 (136.4%).  The revenue increase was due to the acquisition of Coperion on December 1, 2012, offset in part by an 18% decrease in revenue in the rest of the Process Equipment Group.  The decrease in the base business was driven by reduced demand for equipment that processes proppants (used in hydraulic fracturing) and potash (used largely in the agricultural industry), as well as a large base resins project that occurred in the prior year. Based upon new orders accepted, less orders completed and shipped, backlog decreased from $556.6 on December 31, 2012, to $544.3 on March 31, 2013.

•                  Batesville’s revenue increased $7.6 (4.6%).  The increase was primarily driven by volume, as estimated North American deaths were at a record high in January 2013.

Consolidated gross profit margin was 34.3%, a decrease of 590 basis points.  On an adjusted basis, which excludes items described below, the consolidated gross profit margin was 36.7%, a decrease of 430 basis points.

•                  Process Equipment Group’s gross profit margin decreased from 44.0% in the prior year to 30.1%.  Excluding $8.2 of inventory step-up related to the Coperion acquisition and restructuring charges, the adjusted gross profit margin was 33.7% compared to 44.3% in the prior year.  This decrease was due primarily to the Coperion acquisition, as gross profit margins for Coperion are lower given the higher proportion of third-party-sourced products on certain systems projects compared to the rest of the Process Equipment Group.  Gross profit margin in the second quarter of fiscal year 2013 was also lower compared to the same period in the prior year due to the decrease in volume in the base business.

•                  Batesville’s gross profit margin increased from 37.9% to 39.9%.  Excluding $1.5 of restructuring charges, the adjusted gross profit margin was 40.7%, a 160-basis-point improvement over the prior year.  The improvement was primarily due to higher volumes, offset in part by changes in employee benefits that reduced expense in the prior year.

Operating expenses as a percentage of sales increased 460 basis points to 27.9%.  On an adjusted basis, our operating expense ratio was 24.0%, an increase of 190 basis points, due primarily to the decrease in revenue for the Process Equipment Group excluding Coperion, as well as ongoing amortization expense related to the Coperion acquisition ($3.2).  Adjusted operating expenses exclude the following items:

	Three months Ended March 31,
	2013	2012
Business acquisition costs	$1.9	$0.5
Backlog amortization	12.9	—
Restructuring charges	0.4	2.4

Our continued focus on the application of Hillenbrand’s Lean Business principles and practices continues to increase efficiencies across the organization.  This is evident both in the Process Equipment Group, where they are continuing to mature in these practices, and Batesville, where lean has evolved to an advanced level with projects such as single-point scheduling to connect their entire value chain.

Interest expense increased $4.0 due primarily to higher weighted-average principal borrowings and higher interest rates on the revolving credit facility and the new term loan entered into in connection with the Coperion acquisition.

Other income (expense), net was $0.3 of expense in the second quarter of fiscal years 2013 and 2012.

The income tax rate was 28.6% compared to 32.7%.  Excluding the tax effect of all adjustments, our adjusted effective income tax rate was 29.3% compared to 32.8% for the prior year.  The adjusted effective income tax rate was favorably impacted by the acquisition of Coperion, which produces a larger percentage of income from foreign sources in lower tax rate jurisdictions.

Six Months Ended March 31, 2013 Compared to Six Months Ended March 31, 2012

Consolidated revenue grew $212.4 (43.2%).  Foreign currency exchange rates did not have a material impact on revenue.

•                  Process Equipment Group’s revenue increased $199.2 (109.5%).  The revenue increase was due to the acquisition of Coperion, offset in part by a 10% decrease in revenue in the rest of the Process Equipment Group.  The decrease in the base business was driven by reduced demand for equipment that processes proppants (used in hydraulic fracturing), potash (used largely in the agricultural industry), and coal (used in the coal power and mining industries), as well as a large base resins project that occurred in the prior year. Backlog increased by $423.8 over the past six months from $120.5 on September 30, 2012, to $544.3 on March 31, 2013.

•                  Batesville’s revenue increased $13.2 (4.3%).  The increase was primarily driven by volume, as the year-over-year growth rate of North American deaths returned to historical levels for the entire period, with the exception of record high estimated North American deaths reported during January 2013.

Consolidated gross profit margin was 35.1%, a decrease of 520 basis points.  On an adjusted basis, which excludes items described below, the consolidated gross profit margin was 36.9%, a decrease of 390 basis points.

•                  Process Equipment Group’s gross profit margin decreased from 43.0% to 31.6%.  Excluding $10.9 of inventory step-up related to the Coperion acquisition and restructuring charges, the adjusted gross profit margin decreased from 43.2% to 34.5%.  This decrease was due primarily to the Coperion acquisition, as gross profit margins for Coperion are lower given the higher proportion of third-party-sourced products on certain systems projects compared to the rest of our Process Equipment Group.  Gross profit margin in the first six months of fiscal year 2013 was also lower compared to the same period in the prior year due to the decrease in volume in the base business.

•                  Batesville’s gross profit margin increased 60 basis points to 39.3%.  Excluding $1.8 of restructuring charges, the adjusted gross profit margin was 39.9%, a 50-basis-point improvement over the prior year.  The increase was primarily due to higher volumes, offset in part by changes in employee benefits that reduced expense in the prior year.

Operating expenses as a percentage of sales increased 350 basis points to 28.1%. On an adjusted basis, our operating expense ratio was 24.0% compared to 22.8% in the prior year.  The 120 basis point increase is primarily due to four months of amortization expense ($4.2) related to intangible assets acquired in the Coperion acquisition and changes in employee benefits that reduced expense ($1.9) in the prior year.  Adjusted operating expenses exclude the following items:

	Six months Ended March 31,
	2013	2012
Business acquisition costs	$10.9	$1.0
Backlog amortization	17.1	2.5
Restructuring charges	0.7	2.4
Antitrust litigation	0.1	0.5
Long-term incentive compensation related to the international integration	—	2.2

The vesting of our long-term performance-based stock awards is contingent upon the creation of shareholder value as measured by the cumulative cash returns and final period net operating profit after tax compared to the established hurdle rate over a three-

year period.  As such, the tax benefit from the international integration resulted in additional compensation expense related to performance-based stock awards in fiscal year 2012.

Interest expense increased $5.6 due primarily to higher weighted-average principal borrowings and higher interest rates on the revolving credit facility and the new term loan entered into in connection with the Coperion acquisition.

Other income (expense), net was $0.6 of income in the first half of fiscal year 2013 compared to $0.8 of expense in fiscal year 2012, representing a variance of $1.4.  Excluding $0.9 of income primarily from acquisition-related foreign currency transactions, adjusted other income (expense), net was $0.3 of expense in fiscal year 2013 compared to $0.8 of expense in fiscal year 2012.

The income tax rate was 28.7% compared to 17.0%.  The year-over-year change in the effective tax rate was largely due to a $10.4 reduction of income tax expense in the six months ended March 31, 2012, attributable to the permanent reinvestment assertion on historical earnings of certain Swiss operations.  Excluding this tax benefit as well as the tax effect of all other adjustments, our adjusted effective income tax rate was 28.7% compared to 32.0% for the prior year.  The adjusted effective income tax rate was favorably impacted by the acquisition of Coperion, which produces a larger percentage of income from foreign sources in lower tax rate jurisdictions.

Segment and Geographical Information

The acquisition of Coperion on December 1, 2012, resulted in the addition of Coperion to the Process Equipment Group segment.

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Net revenue
Process Equipment Group	$227.4	$96.2	$381.1	$181.9
Batesville	171.1	163.5	322.6	309.4
Total	$398.5	$259.7	$703.7	$491.3

Adjusted EBITDA
Process Equipment Group	$24.2	$21.2	$45.2	$37.4
Batesville	48.4	44.4	86.9	83.4
Corporate	(8.5)	(7.4)	(16.5)	(14.6)
Total	$64.1	$58.2	$115.6	$106.2

Net revenue (1)
United States	$234.7	$213.0	$440.2	$407.4
International	163.8	46.7	263.5	83.9
Total	$398.5	$259.7	$703.7	$491.3

We attribute revenue to a geography based upon the location of the business unit that consummates the external sale.

Reconciliation of Non-GAAP Measures (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2013				2012
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$261.9	$(9.7	)(a)	$252.2	$155.4	$(2.3	)(e)	$153.1
Gross profit	136.6	9.7		146.3	104.3	2.3)		106.6
Operating expenses	111.0	(15.2	)(b)	95.8	60.5	(3.0	)(f)	57.5
Operating profit	25.6	24.9		50.5	43.8	5.3		49.1
Interest expense	6.8	(0.6	)(c)	6.2	2.8	—		2.8
Other income (expense), net	(0.3)	—		(0.3)	(0.3)	—		(0.3)
Income tax expense	5.3	7.6	(d)	12.9	13.3	1.8	(d)	15.1
Net income(1)	12.7	17.9		30.6	27.4	3.5		30.9
Diluted EPS	0.20	0.29		0.49	0.44	0.06		0.50

Ratios:
Gross margin	34.3%	2.4%		36.7%	40.2%	0.8%		41.0%
Operating expenses as a % of revenue	27.9%	-3.9%		24.0%	23.3%	-1.2%		22.1%

	Six Months Ended March 31,
	2013				2012
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$456.5	$(12.7	)(g)	$443.8	$293.3	$(2.3	)(e)	$291.0
Gross profit	247.2	12.7		259.9	198.0	2.3		200.3
Operating expenses	197.5	(28.8	)(h)	168.7	120.8	(8.7	)(k)	112.1
Operating profit	49.7	41.5		91.2	77.2	11.0		88.2
Interest expense	11.3	(0.6	)(i)	10.7	5.7	—		5.7
Other income (expense), net	0.6	(0.9	)(j)	(0.3)	(0.8)	—		(0.8)
Income tax expense	11.2	11.8	(d)	23.0	12.0	14.1	(l)	26.1
Net income(1)	27.0	29.4		56.4	58.7	(3.1)		55.6
Diluted EPS	0.43	0.47		0.90	0.94	(0.05)		0.89

Ratios:
Gross margin	35.1%	1.8%		36.9%	40.3%	0.5%		40.8%
Operating expenses as a % of revenue	28.1%	-4.1%		24.0%	24.6%	-1.8%		22.8%

(1) Net income attributable to Hillenbrand

P = Process Equipment Group; B = Batesville; C = Corporate

(a)         Inventory step up ($8.1 P), restructuring ($0.1 P, $1.5 B)

(b)         Business acquisition costs ($0.3 P, $1.6 C), backlog amortization ($12.9 P), restructuring ($0.4 B)

(c)          Business acquisition costs ($0.6 C)

(d)         Tax effect of adjustments

(e)          Restructuring ($0.3 P, $2.0 B)

(f)           Restructuring ($2.4 P), business acquisition costs ($0.5 C), and antitrust litigation ($0.1 B)

(g)          Inventory step up ($10.7 P), restructuring ($0.2 P, $1.8 B)

(h)         Business acquisition costs ($0.3 P, $10.6 C), backlog amortization ($17.1 P), restructuring ($0.5 B, $0.2 C), antitrust litigation ($0.1 B)

(i)             Business acquisition costs ($0.6 C)

(j)            Acquisition-related foreign currency transactions ($0.8 C), other ($0.1B)

(k)         Restructuring ($2.4 P), backlog amortization ($2.5 P), long-term incentive compensation related to the international integration ($0.2 P, $0.8 B, $1.2 C), antitrust litigation ($0.5 B), business acquisition costs ($1.0 C), other ($0.1)

(l)             Tax benefit of the international integration ($10.4) and tax effect of adjustments ($3.7)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Consolidated net income	$13.2	$27.4	$27.8	$58.7
Interest income	(0.2)	(0.1)	(0.3)	(0.3)
Interest expense	6.8	2.8	11.3	5.7
Income tax expense	5.3	13.3	11.2	12.0
Depreciation and amortization	27.8	9.5	42.9	21.7
EBITDA	$52.9	$52.9	$92.9	$97.8
Business acquisition	1.8	0.5	10.0	1.0
Inventory step-up	8.1	—	10.7	—
Restructuring	1.3	4.7	1.9	4.7
Antitrust litigation	—	0.1	0.1	0.5
Long-term incentive compensation related to the international integration	—	—	—	2.2
Adjusted EBITDA	$64.1	$58.2	$115.6	$106.2

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2012, filed with the Securities and Exchange Commission on February 4, 2013. The company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com